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                                                                    EXHIBIT 99.1


                                                    RELEASE DATE: March 23, 1998

                                                     CONTACT:  Harriet B. Feller


WESTCORP ANNOUNCES THE APPOINTMENT OF A NEW PRESIDENT AND CHIEF EXECUTIVE OFFICER AT WESTERN FINANCIAL BANK.

Irvine, CA Westcorp (NYSE:WES), the financial services holding company whose principal subsidiaries are Western Financial Bank (the "Bank"), and WFS Financial Inc (NASDAQ:WFSI), announced today that Ernest Rady, the Chairman of the Board, President and Chief Executive Officer of Westcorp and Chairman of the Board of the Bank will assume the added duties and titles of President and Chief Executive Officer of the Bank, effective immediately, due to the departure of Donald H. Kasle, the current President and Chief Executive Officer of the Bank from the Bank and its Board of Directors, effective March 23, 1998.

Mr. Rady was one of the original founders of Westcorp, and has been actively involved in all aspects of its business, including most recently as Chairman of Westcorp, the Bank and WFSI. Westcorp and the Bank do not anticipate that there will be any significant changes in the current business activities or direction of Westcorp or the Bank in the near term.

Western Financial Bank is a diversified financial services company providing a wide array of products and services, including mortgage and commercial banking. The Bank has offices in eight states, including 26 retail banking offices in California. At December 31, 1997, the Bank serviced $6.4 billion of mortgage loans.

WFSI is an indirect automobile finance company specializing in the purchase, securitization and servicing of prime and non-prime credit quality contracts. WFSI currently purchases contracts in California and 39 other states.